Exhibit 10.6

April 14, 2017
Apollo Management Holdings, L.P.
9 West 57th Street
New York, New York 10019
Athene Holding Ltd.
Chesney House
96 Pitts Bay Road
Pembroke
HM08 Bermuda
Ladies and Gentlemen:
Contemporaneously herewith, Apollo/Cavenham European Managed Account II, L.P. (the “Investment Vehicle”) is subscribing to purchase certain common shares (the “Cavenham Shares”) of AGER Bermuda Holding Ltd. (“AGER”) pursuant to a subscription agreement being entered into between the Investment Vehicle and AGER in connection with a private placement of equity securities being undertaken by AGER (the “Private Placement”).
Apollo/Cavenham EMA Management II, LLC (the “Cavenham IM”) or an affiliate thereof, as the investment manager of the Investment Vehicle, possesses discretionary authority with respect to the exercise of all voting rights associated with the Cavenham Shares (subject to the terms of the Amended and Restated Exempted Limited Partnership Agreement of Apollo/Cavenham European Managed Account II, L.P.). Furthermore, we understand that in connection with the Private Placement, Apollo Management Holdings, L.P., an affiliate of the Cavenham IM, will be entering into a voting agreement ([in substantially the form attached hereto as Exhibit I,] the “Voting Agreement”) pursuant to which AMH will agree to:

(1)
vote, or cause to be voted, all AMH Voting Shares (as defined below), at all applicable times (and whether at a meeting of shareholders or by written consent of shareholders), for any two individuals (the “Athene Director Designees”) designated by Athene Holding Ltd. (“Athene”) to be elected to the board of directors of AGER (the “Board”) or, in the absence of any such designation from Athene, each Athene Director Designee previously designated by Athene that is then serving on the Board if such Athene Director Designee is still eligible to serve as provided in AGER’s bye-laws; and

(2)	vote, or cause to be voted, all AMH Voting Shares, and to take all other actions necessary or desirable, at all applicable times and in whatever manner, that are necessary to ensure that:

(a)	the Board is comprised of at least two Athene Director Designees;

(b)	no Athene Director Designee may be removed from office other than for cause or as requested by Athene; and

(c)	any vacancies created by the resignation, removal or death of an Athene Director Designee will be filled pursuant to the provisions of the Voting Agreement.
The term “AMH Voting Share” means any voting common share of AGER (i) that is owned by AMH or any subsidiary thereof or (ii) over which AMH or any such subsidiary otherwise has the right to vote for the election of directors to the Board, and therefore includes the Cavenham Shares.
Cavenham Diversifier, is the sole investor in the Investment Vehicle. As such, Cavenham Diversifier hereby acknowledges, and irrevocably consents to, AMH or an affiliate thereof from time to time voting, and otherwise taking all actions with respect to, the Cavenham Shares in accordance with the Voting Agreement.
Very truly yours,
CAVENHAM DIVERSIFIER
By:    /s/ Constantin Papadimitriou
Name: Constantin Papadimitriou
Title: Director

By:    /s/ David Cowling
Name: David Cowling
Title: Director

EXHIBIT I
FORM OF VOTING AGREEMENT